NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE:  July 28, 2010
FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL ANNOUNCES FIRST QUARTER EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the first quarter of its fiscal year ending March 31, 2010.  For the quarter ended June 30, 2010, Community Financial reported earnings of $988,000 compared to $720,000 for the same period last year. After payment of preferred dividends, net income available to common stockholders totaled $800,000 or $0.18 per diluted common share for the current quarter compared to $532,000 or $0.12 per diluted common share for the same quarter last year. The increase in net income for the current quarter compared to the June 30, 2009 quarter was due primarily to an increase in net interest income partially offset by an increase in the provision for loan losses.

Total interest income increased $397,000 during the June 30, 2010 quarter compared to the June 30, 2009 period due primarily to an increase in the volume of our loan portfolio. Total interest expense decreased by $825,000 for the 2010 period compared to the same period in 2009 as a result of the decrease in the interest rates paid on interest-bearing liabilities, partially offset by the increase in the volume of interest-bearing liabilities. Our interest rate spread increased by 85 basis points to 4.39% for the quarter ended June 30, 2010 compared to 3.54% for the same period in 2009.

Non-interest income increased $37,000 to $983,000 for the quarter ended June 30, 2010 from $944,000 for the June 30, 2009 quarter. The increase in non-interest income for the current quarter compared to the June 30, 2009 period was due primarily to an increase in transaction account charges. Non-interest expenses decreased $79,000 to $3.8 million for the June 30, 2010 quarter from $3.9 million for the June 30, 2009 quarter. The decrease in non-interest expenses was due primarily to compensation related expenses, primarily separation expenses related to the departure of an executive officer and an increase in FDIC premiums during the 2009 quarter.

The Company's total assets increased $5.1 million to $552.3 million at June 30, 2010 from $547.2 million at March 31, 2010 due to an increase in cash and interest bearing deposits of $5.0 million.  The increase in cash and interest bearing deposits was funded with an increase in borrowings of $6.5 million. Stockholders’ equity increased $830,000 to $49.8 million at June 30, 2010, from $49.0 million at March 31, 2010, due to net income for the quarter less dividends paid on preferred stock issued to the U.S. Treasury.

At June 30, 2010, non-performing assets totaled approximately $16.6 million or 3.01% of assets compared to $17.7 million or 3.24% of assets at March 31, 2010. Our allowance for loan losses to non-performing assets was 49.9% and to total loans was 1.65% at June 30, 2010 compared to 45.5% and 1.58%, respectively, at March 31, 2010.  The decrease in non-performing assets consisted of a reduction of $2.1 million in nonaccrual loans, which included non-residential permanent loans, partially offset by a $1.0 million increase in real estate owned and repossessed assets. The Company’s ratio of loans 30 days or more delinquent to total loans decreased to 5.68% at June 30, 2010 from 6.28% at March 31, 2010. Also the Bank’s regulatory risk-based capital ratio increased from 11.25% at March 31, 2010 to 11.52% at June 30, 2010.

At June 30, 2010, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data (In thousands)
	June 30, 2010	March 31, 2010	Percent Increase (Decrease)
Total assets	$552,306	$547,180	0.9%
Loans receivable, net	501,793	502,126	(0.1)
Investment securities	1,771	1,771	---
Real estate owned and repossessed assets	4,073	3,182	28.0
Deposits	396,532	398,420	(0.5)
Borrowings	103,602	97,096	6.7
Stockholders’ equity	49,841	49,012	16.9

Selected Operations Data (In thousands)
	Three Months Ended		Percent
	June 30, 2010	June 30, 2009	Increase (Decrease)
Interest income	$7,296	$6,899	5.8%
Interest expense	1,617	2,442	(33.8)
Net interest income	5,679	4,457	27.4
Provision for loan losses	1,244	281	342.7
Net interest income after provision for loan losses	4,435	4,176	6.2
Noninterest income	983	944	4.1
Noninterest expense	3,857	3,936	(2.0)
Income taxes	973	465	109.2
Net income	988	720	37.2
Effective dividend on preferred stock	188	188	---
Net income available to common stockholders	800	532	50.4

Selected Ratios and Other Information
	At or for the Quarter Ended		Percent
	June 30, 2010	June 30, 2009	Increase (Decrease
Return on average equity	7.91%	6.14%	28.8%
Return on average assets	.73%	.55%	32.7
Interest rate spread	4.39%	3.54%	24.3
Diluted earnings per common share	$0.18	$0.12	50.0
Dividends paid on common shares	---	---	---
Non-performing assets to total assets	3.01%	2.95%	2.0
Allowance for loan losses to total loans	1.65%	1.24%	33.1
Allowance for loan losses to nonperforming assets	49.9%	38.7%	28.9